Exhibit 2.  Amendment to Articles of Incorporation.

CERTIFICATE AMENDING ARTICLES OF INCORPORATION
Of BLACKHAWK HOLDINGS, INC.
(After Issuance of Stock)
Filed May 7, 1999

BLACKHAWK HOLDINGS, INC.

     The undersigned, being the President and Secretary of Blackhawk Holdings, Inc., a Nevada corporation, hereby certify that a majority vote of the Board of Directors and majority vote of stockholders at a meeting held on August 19, 1999, it was agreed by unanimous vote that this certificate amending articles of incorporation be filed.

     The undersigned further certifies that the original Articles of Incorporation of Blackhawk Holdings, Inc. were filed with the Secretary of State of Nevada on the 4th day of November, 1996. The undersigned further certifies that ARTICLE FOURTH of the original Articles of Incorporation filed on the 4th day of November, 1996, herein is amended to read as follows:

ARTICLE FOURTH

     That the total number of shares to be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) common stock with a par value of ONE TENTH OF A CENT ($.001), no other class of stock shall be authorized.

     The undersigned hereby certifies that they have on this 6th day of May, 1999, executed this Certificate Amending the original Articles of InCORPORATION heretofore filed with the Secretary of State of Nevada.


/s/ Daniel L. Hodges, President

/s/ Daniel L. Hodges, Secretary